UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

MCG CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
GREGORY R. DUBE
JOHN G. GRAU
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Western Investment LLC (“Western Investment”), together with the other Participants named herein (collectively, the “Participants”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders (the “Annual Meeting”) of MCG Capital Corporation.  The Participants have not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 4, 2011, Western Investment issued the following press release:

MCG CAPITAL CORPORATION 2010 POOR FINANCIAL PERFORMANCE AND THIRD CONSECUTIVE YEAR OF NET ASSET VALUE DECLINES CRITICIZED BY WESTERN INVESTMENT LLC

Western Investment Announces Nomination of Independent Director Nominees Committed to Improving Performance

NEW YORK, NY – March 4, 2011 – Western Investment LLC, a long-term stockholder in MCG Capital Corporation (NASDAQ: MCGC), today commented on MCGC’s abysmal 2010 financial results, raising serious concerns with MCGC’s continued underperformance and decline in Net Asset Value or NAV.

Arthur D. Lipson, managing member of Western Investment, stated, “As long-term stockholders in MCGC we have grown increasingly concerned with the Company’s long-term NAV underperformance relative to its peers.  MCGC has announced another year of below market, disappointing performance and declining NAV.  MCGC’s cumulative NAV returns have underperformed comparable indices, the Merrill Lynch High Yield Index and the Russell 2000 Index, over the past 1-, 2- and 3-year periods.”

MCGC’s NAV declined from $8.06 in 2009 to $7.54 in 2010, the third consecutive year of decline. MCGC’s cumulative NAV total return has also dramatically lagged comparable benchmarks, underperforming by double digit amounts, as shown in the table below:

	Cumulative Total Returns Including Interest and Dividends
	One Year	Two Years	Three Years
MCG Capital Corporation (Net Asset Value)	-1.9%	-8.7%	-32.3%
Russell 2000 Index	26.9%	61.3%	6.8%
Merrill Lynch High Yield Index	15.2%	80.1%	32.3%

Mr. Lipson continued, “It has been two years since the depths of the financial crises and MCGC stockholders should be seeing real improvement in NAV at this point, similar to stockholders in comparable investments.  While other comparable companies are moving forward, MCGC’s NAV continues to decline.”

Western Investment is also announcing that it has nominated three independent director nominees for election at MCGC’s 2011 Annual Meeting.

Mr. Lipson explained, “MCGC is at a critical juncture.  Management continues to underwhelm us with little to no accountability for their performance.  We believe that improved performance requires nothing less than a renewed emphasis on management accountability at the Board level.  That is why we have nominated independent director nominees for election at MCGC’s 2011 Annual Meeting. We believe our nominees have the necessary ability and desire to assist MCGC shareholders in addressing the Company’s long-term underperformance and will effectively assist management in delivering the performance stockholders deserve.”

SOURCE:  Western Investment LLC

CONTACT:  Arthur D. Lipson, (801) 568-1400

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Western Investment LLC (“Western Investment”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders of MCG Capital Corporation (the “Company”).

WESTERN INVESTMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AS IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the solicitation are anticipated to be Western Investment, Western Investment Hedged Partners L.P. (“WIHP”), Western Investment Institutional Partners LLC (“WIIP”), Western Investment Activism Partners LLC (“WIAP”), Western Investment Total Return Fund Ltd. (“WITRL”), Western Investment Total Return Partners L.P. (“WITRP”), Arthur D. Lipson, Benchmark Plus Institutional Partners, L.L.C. (“BPIP”), Benchmark Plus Management, L.L.C., Robert Ferguson, Scott Franzblau, Gregory R. Dube, John G. Grau and Robert A. Wood (collectively, the “Participants”).  As of the date hereof, the Participants collectively own an aggregate of 1,028,508 shares of Common Stock of the Company, consisting of the following (1) 337,623 shares owned directly by WIHP, (2) 396,809 shares owned directly by WIIP, (3) 100 shares owned directly by WIAP, (4) 100 shares owned directly by WITRL, (5) 100 shares owned directly by WITRP and (6) 292,776 shares owned directly by BPIP.